Exhibit 99.a.1.b
Jacob Funds Inc.
Articles Supplementary
to
Articles of Incorporation
          Jacob Funds Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the “Corporation”) and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, hereby certifies, in accordance with the requirements of Section 2-208 and/or 2-208.1 of the Maryland General Corporation Law (the “MGCL”), to the State Department of Assessments and Taxation of Maryland that:
          FIRST: The Corporation currently has the authority to issue a total of Twenty Billion (20,000,000,000) shares of capital stock, with a par value of One Tenth of One Cent ($0.001) per share, having an aggregate par value of Twenty Million Dollars ($20,000,000), all of which shall be considered Common Stock. The allocation of shares of Common Stock to its existing class of Common Stock is as follows:

Number of Shares of Common Stock
(par value $0.001 per share)
Class Designation	Allocated
Jacob Internet Fund	4,000,000,000
               In addition, 16,000,000,000 shares of Common Stock of the Corporation remain unallocated and undesignated.
          SECOND: The Board of Directors of the Corporation has adopted a resolution classifying and allocating eight billion (8,000,000,000) shares of the unallocated and unissued Common Stock (par value $0.001 per share), as follows: Four Billion (4,000,000,000) shares were allocated to the class of stock designated “Jacob Small Cap Growth Fund” and Four Billion (4,000,000,000) shares were allocated to the class of stock designated “Jacob Wisdom Fund.”
          THIRD: Following the aforesaid classifications, allocations and designations, the total number of shares of Common Stock which the Corporation is authorized to issue is Twenty Billion (20,000,000,000) shares, with a par value of One Tenth of One Cent ($0.001) per share and an aggregate par value of Twenty Million Dollars ($20,000,000). The allocation of shares of Common Stock to each of the three classes is as follows:

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Number of Shares of Common Stock
(par value $0.001 per share)
Class Designation	Allocated
Jacob Internet Fund	4,000,000,000
Jacob Small Cap Growth Fund	4,000,000,000
Jacob Wisdom Fund	4,000,000,000
          In addition, 8,000,000,000 shares of Common Stock of the Corporation remain unallocated and undesignated.
          FOURTH: The description of the shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption for each of the Jacob Small Cap Growth Fund and Jacob Wisdom Fund classes shall be as set forth in ARTICLE SIXTH, Section 6 of the Articles of Incorporation of the Corporation, which refers to each class of the Corporation’s Common Stock individually as a “Series” and collectively, as the “Series.”
          FIFTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority contained in the Articles of Incorporation and, to the extent applicable, in accordance with Sections 2-105(c), 2-208 and/or 2-208.1 of the MGCL.
          SIXTH: These Articles Supplementary shall become effective on December 22, 2009.
          IN WITNESS WHEREOF, Jacob Funds Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Secretary on this 22nd day of December, 2009; and its Chairman, President and Chief Executive Officer acknowledges that these Articles Supplementary are the act of Jacob Funds Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:		Jacob Funds Inc.

By:	/s/ Francis J. Alexander Francis J. Alexander, Secretary	By:	/s/ Ryan I. Jacob Ryan I. Jacob, Chairman, President and
Chief Executive Officer

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